UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 27, 2012

IDENIX PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-49839	45-0478605
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

60 Hampshire Street Cambridge, MA		02139
(Address of principal executive offices)		(Zip Code)

(617) 995-9800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

(d) Novartis	Pharma AG Nominates a Designee to Board

On March 27, 2012, Novartis Pharma AG (“Novartis”) nominated Brian Goff as one of its two designees to the Board of Directors (the “Board”) of Idenix Pharmaceuticals, Inc. (the “Company”). Previously, Messrs. Robert Pelzer and Anthony Rosenberg had served as Novartis’ two designees to the Company’s Board. Mr. Rosenberg has resigned from the Board. Mr. Pelzer will remain on the Board as a Novartis designee. Mr. Goff, who currently holds the position of Vice President and Head of the Primary Care and Established Medicines business unit of Novartis Pharmaceuticals Corporation, a part of the Novartis Group is expected to serve as a non-voting observer on the Audit Committee of the Board. Mr. Pelzer will continue to serve as a non-voting observer to each of the Compensation Committee and Nominating and Corporate Governance Committee of the Board. Neither Mr. Goff nor Mr. Pelzer will receive any compensation for their services as directors on the Board.

Relationship with Novartis Pharma AG

In May 2003, the Company entered into a collaboration with Novartis relating to the worldwide development and commercialization of certain of its product candidates. The Company’s relationship with Novartis includes a number of arrangements that affect its corporate governance, including a stockholders’ agreement, as amended and restated in July 2004 and amended in April 2011. Regarding Board designees, under the stockholders’ agreement the Company has:

•

agreed to use its reasonable best efforts to nominate for election as a director at least two designees of Novartis for so long as Novartis and its affiliates own at least 30% of the Company’s voting stock and at least one designee of Novartis for so long as Novartis and its affiliates own at least 19.4% of the Company’s voting stock; and

•

agreed that for so long as any designee of Novartis serves on the Board, a Novartis director designee is entitled to be a member of each committee of the Board or a non-voting observer to any such committee, if such committee membership is barred by applicable law, rule or regulation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

IDENIX PHARMACEUTICALS, INC.

Date: March 29, 2012	By:	/s/ Maria D. Stahl
Maria D. Stahl
Senior Vice President and General Counsel